Exhibit 99.1

Progress Energy Announces 2006 First-Quarter Results

Highlights:

♦	Reports quarterly ongoing earnings of $0.51 per share, GAAP earnings of $0.18 per share

♦	Reports core ongoing earnings of $0.45 per share compared to $0.53 per share for the same period last year

♦	Reaffirms 2006 core ongoing earnings guidance of $2.45 to $2.65 per share

♦	Successfully resolves the placed-in-service issue regarding the Earthco synthetic fuel plants with the Internal Revenue Service

♦	Announces sale of Rowan and DeSoto nonregulated generation facilities and new tolling agreements

♦	Closes on the sale of Progress Telecom and various coal and barge assets

RALEIGH, N.C. (May 9, 2006) - Progress Energy [NYSE: PGN] announced first-quarter net income of $45 million, or $0.18 per share, compared to $93 million, or $0.38 per share, for the same period last year. First-quarter ongoing earnings were $128 million, or $0.51 per share, compared to $125 million, or $0.52 per share, last year. (See the discussion later in this release for a reconciliation of GAAP earnings per share to ongoing earnings per share).

“I am very pleased with the progress we have made at the start of this year. We are on track to achieve core business earnings in our target range. This quarter we had negative weather and unbudgeted environmental accruals, but our cost management and revenue growth have kept us on target,” said Bob McGehee, chairman and CEO of Progress Energy.

“We have been very successful in our planned divestitures that support our plan to reduce holding company debt by $1.3 billion by the end of 2007. So far in 2006 we have announced over $500 million in asset sales.

“The successful completion of the Earthco synthetic fuel tax audit during this quarter was also a major objective for us this year. The removal of this uncertainty and the future benefit it provides allows us to better plan for our future debt reduction efforts.”

Core ongoing earnings, which exclude the ongoing earnings from our coal and synthetic fuel operations, were $0.45 per share for the quarter, compared to $0.53 per share for the same period last year. Unfavorable weather and higher O&M costs at Progress Energy Carolinas were partially offset by favorable excess generation sales in the Carolinas and O&M favorability at Progress Energy Florida. Earnings at corporate and other businesses increased primarily due to the gain on the sale of Level 3 stock received as part of the sale of Progress Telecom.

Non-core ongoing earnings increased to $0.06 per share for the quarter, up from an ongoing loss of $0.01 per share for the same period last year, primarily due to the prior year reversal of tax credits from the sale of Progress Rail, recording an inflation adjustment for tax credits, the restructuring of a long-term coal supply contract, and the gain on the sale of Dixie Fuels. These items were partially offset by reduced synthetic fuel production and recording a reserve for 47 percent, or $0.06 per share, on the synthetic fuel tax credits associated with current year production due to the potential that high oil prices may cause a phase-out of tax credits during 2006.

2006 ONGOING EARNINGS GUIDANCE

“Although we are reaffirming our ongoing core earnings guidance of $2.45 to $2.65 per share, we are not providing non-core ongoing earnings guidance at this time. Given the sustained high level of oil prices at or near the Section 45K credit phase-out levels and the continued uncertainty of proposed federal legislation, we are unable to predict the level of earnings, if any, associated with the 2006 synthetic fuel tax credits. If the legislation does not pass with the revised reference price provision, there will likely be a material negative impact on our non-core ongoing earnings. We continue to monitor significant developments relating to our synthetic fuel tax credits that may impact our non-core ongoing earnings and may provide updated 2006 guidance as the year progresses,” McGehee said.

The 2006 ongoing earnings exclude any impacts from the CVO mark-to-market adjustment, impairments due to the sale of assets, goodwill impairment, discontinued operations of our coal mining business, Progress Telecom and other businesses. Progress Energy is not able to provide a corresponding GAAP equivalent for the 2006 earnings guidance figures due to the uncertain nature and amount of these adjustments. More information on the 2006 earnings guidance and adjustments to ongoing earnings can be found in the related presentation available after 1 p.m. ET on May 9, 2006 on our Web site at www.progress-energy.com/investors.

RECENT DEVELOPMENTS

•	Successfully resolved the placed-in-service issue regarding the Earthco synthetic fuel plants with the Internal Revenue Service
•	Announced sale of the Rowan and DeSoto nonregulated generation facilities to Southern Power for estimated proceeds of $405 million
•	Announced new tolling arrangements with subsidiaries of Southern Company
•	Filed for fuel factor increase of $27 million in South Carolina
•
Entered into an agreement with Florida interveners which provides an extension of the storm surcharge for an additional 12-month period, replenishing the existing storm reserve by an estimated $130 million

•	Closed sale of Diamond May Coal Company, Progress Land Corp., and the assets of Kentucky May Coal Company to Alpha Natural Resources for net proceeds of approximately $23 million
•	Closed sale of interest in Progress Telecom to Level 3 Communications, Inc. for net proceeds of approximately $69 million
•	Closed sale of interest in Dixie Fuels to Kirby Corporation for net proceeds of approximately $16 million

The complete press releases regarding these and other announcements are available on the company’s Web site at: http://www.progress-energy.com/aboutus/news/index.asp.

FIRST-QUARTER 2006 BUSINESS HIGHLIGHTS

Below are the first-quarter 2006 highlights for the company’s business units. See the reconciliation table on page S-1 of the supplemental data for a reconciliation of GAAP earnings per share to ongoing earnings per share.

Progress Energy Carolinas

•	Reported quarterly ongoing earnings per share of $0.35, down from $0.51 for the same period last year; GAAP quarterly earnings per share of $0.34, compared with $0.47 for the same period last year.
•	Net customer increase of 30,000 during the last 12 months.
•	Reported increased wholesale sales due to excess generation availability and increased wholesale contract sales, partially offset by unfavorable retail weather.
•	Reported higher O&M expenses primarily due to increased scope and pre-outage costs at the nuclear facilities and estimated environmental remediation liabilities recorded during the quarter.
•
Reported earnings in 2006 no longer reflect the allocation of the tax benefit not associated with acquisition interest expense to subsidiaries due to the repeal of the Public Utilities Holding Company Act (PUHCA). The result is an increase in tax expense at Progress Energy Carolinas, offset by decreased tax expense at corporate and other businesses.

Progress Energy Florida

•
Reported quarterly ongoing earnings per share of $0.21, compared with $0.21 for the same period last year; GAAP quarterly earnings per share of $0.21, compared with $0.18 for the same period last year.

•	Net customer increase of 31,000 during the last 12 months.
•	Incurred higher interest expense due to additional borrowings in 2005 to fund deferred storm and fuel costs.
•	Reported lower O&M costs due to reduced worker’s compensation and lower power operations costs due to plant outages and lower labor costs.
•	Reported higher interest income due to interest on unrecovered storm costs and short-term investments.
•
Reported earnings for 2006 no longer reflect the allocation of the tax benefit not associated with acquisition interest expense to subsidiaries due to the repeal of PUHCA. The result is an increase in tax expense at Progress Energy Florida, offset by decreased tax expense at corporate and other businesses.

See the attached supplemental data schedules for additional information on Progress Energy Carolinas and Progress Energy Florida electric revenues, energy sales, energy supply, weather impacts and other information.

Progress Ventures (CCO and Gas)

•
Reported quarterly ongoing earnings per share of $0.02, down from $0.03 for the same period last year; GAAP quarterly net loss of $0.14 per share, compared with GAAP earnings per share of $0.03 for the same period last year.

•	Reported GAAP net loss for the quarter includes pre-tax goodwill impairment of $64 million.
•
Reported lower contract margins at competitive commercial operations primarily due to higher fuel and purchased power costs offset by higher margins in gas operations due to price favorability and increased natural gas production.

Corporate and Other Businesses (includes primarily Holding Company Debt)

•
Reported quarterly ongoing after-tax expenses of $0.13 per share compared with ongoing after-tax expenses of $0.22 for the same period last year; GAAP quarterly net loss of $0.21 per share, compared with a net loss of $0.28 for the same period last year.

•	Reported gain on sale of Level 3 stock received as part of sale of Progress Telecom.
•
Removed the allocation of the tax benefit not associated with acquisition interest expense to subsidiaries due to the repeal of PUHCA. The result is decreased tax expense at corporate and other businesses, offset primarily by increased tax expense at Progress Energy Carolinas and Progress Energy Florida.

Non-Core Operations (Coal and Synthetic Fuels)

•
Reported quarterly ongoing earnings per share of $0.06, up from ongoing losses of $0.01 for the same period last year; GAAP quarterly net loss of $0.02 per share, compared with a net loss of $0.02 for the same period last year.

•	Decreased synthetic fuel sales to 1.2 million tons, down from 2.0 million tons for the same period last year.
•	Reported gain on sale of Dixie Fuels and restructuring of a long-term coal supply contract
•
Reported favorability due to the reversal of tax credits in the prior year for the sale of Progress Rail and an inflation adjustment for 2005 and first quarter 2006 tax credits, offset by lower synthetic fuel production and recording a reserve for 47 percent of the value of the credits associated with 2006 production due to oil price phase out.

ONGOING EARNINGS ADJUSTMENTS

Progress Energy’s management uses ongoing earnings per share to evaluate the operations of the company and to establish goals for management and employees. Management believes this presentation is appropriate and enables investors to more accurately compare the company’s ongoing financial performance over the periods presented. Ongoing earnings as presented here may not be comparable to similarly titled measures used by other companies. The following tables provide a reconciliation of ongoing earnings per share to reported GAAP earnings per share.

Progress Energy, Inc. Reconciliation of Ongoing Earnings per Share to Reported GAAP Earnings per Share Three months ended March 31
	2006			2005*
	Core	Non-core	Total	Core	Non-core	Total
Ongoing earnings per share	$ 0.45	$ 0.06	$ 0.51	$ 0.53	($0.01)	$ 0.52
Intraperiod tax allocation	(0.06)	-	(0.06)	(0.01)	-	(0.01)
CVO mark-to-market	(0.10)	-	(0.10)	-	-	-
Discontinued operations	0.07	(0.08)	(0.01)	(0.05)	-	(0.05)
Impairment of goodwill	(0.16)	-	(0.16)	-	-	-
Postretirement and severance charges	-	-	-	(0.07)	(0.01)	(0.08)
Reported GAAP earnings per share	$ 0.20	($0.02)	$ 0.18	$ 0.40	($0.02)	$ 0.38
Shares outstanding (millions)			249			244
* 2005 has been restated to reflect discontinued operations.

Reconciling adjustments from GAAP earnings to ongoing earnings as they relate to the current quarter and information included in the Supplemental Data schedules are as follows:

Intraperiod Tax Allocation

Generally accepted accounting principles require companies to apply an effective tax rate to interim periods that is consistent with a company’s estimated annual tax rate. The tax credits generated from synthetic fuel operations reduce Progress Energy’s overall effective tax rate. The company’s synthetic fuel sales are not subject to seasonal fluctuations to the same extent as the electric utility earnings. The company projects the effective tax rate for the year and then, based upon projected operating income for each quarter, raises or lowers the tax expense recorded in that quarter to reflect the projected tax rate. On the other hand, operating losses incurred to produce the tax credits are included in the current quarter. The resulting tax adjustment decreased earnings per share by $0.06 for the quarter and decreased earnings per share by $0.01 for the same period last year, but has no impact on the company’s annual earnings. An effective tax rate adjustment was also recorded for Progress Energy Carolinas and Progress Energy Florida this quarter. Since this adjustment varies by quarter but has no impact on annual earnings, management believes this adjustment is not representative of the company’s ongoing quarterly earnings.

Contingent Value Obligation (CVO) Mark-to-Market

In connection with the acquisition of Florida Progress Corporation, Progress Energy issued 98.6 million CVOs. Each CVO represents the right of the holder to receive contingent payments based on after-tax cash flows above certain levels of four synthetic fuel facilities purchased by subsidiaries of Florida Progress Corporation in October 1999. The CVOs are debt instruments and, under GAAP, are valued at market value. Unrealized gains and losses from changes in market value are recognized in earnings each quarter. The CVO mark-to-market decreased earnings per share by $0.10 for the quarter and had no impact during the same period last year. Progress Energy is unable to predict the changes in the market value of the CVOs and, since these changes do not affect the company’s underlying obligation, management does not consider the adjustment to be a component of ongoing earnings.

Progress Telecom, LLC Discontinued Operations

On March 20, 2006, we completed the sale of Progress Telecom, LLC (PT LLC) to Level 3 Communications, Inc. (Level 3). We received gross cash proceeds of $69 million and approximately 20 million shares of Level 3 common stock valued at an estimated $66 million on the date of the sale. Our net proceeds from the sale of $69 million, after consideration of minority interest, were used to reduce debt. Prior to the sale, we had a 51percent interest in PT LLC. Based on the gross proceeds associated with the sale and after consideration of minority interest, we recorded an estimated after-tax gain on disposal of $24 million during the three months ended March 31, 2006. Discontinued PT LLC operations had earnings of $18 million for the three months ended March 31, 2006, and less than a million for the same period last year.

Due to its sale, the operations of PT LLC are reported as discontinued operations in the accompanying financial statements and therefore management does not believe this activity is representative of the ongoing operations of the company.

Coal Mine Discontinued Operations

On November 14, 2005, our board of directors approved a plan to divest of our coal mining operations. As a result, we have classified the coal mining operations as discontinued operations in the accompanying financial statements for all periods presented. On April 6, 2006 we signed an agreement to sell certain net assets of the coal mining business to Alpha Natural Resources, LLC for $23 million and the sale closed on May 1, 2006. As a result, during the three months ended March 31, 2006, we recorded an estimated after-tax loss of $15 million for the sale of these assets. The remaining coal mining operations are expected to be sold by the end of 2006. Discontinued coal mining operations incurred a net loss of $20 million for the three months ended March 31, 2006, and earnings of $1 million for the same period last year.

Due to our commitment to dispose of these assets, management does not view this activity as representative of the ongoing operations of the company.

Progress Rail Discontinued Operations

On March 24, 2005, we completed the sale of Progress Rail Services Corp. (Progress Rail) to One Equity Partners, LLC, and the net proceeds were used to pay down debt. Progress Rail had no impact for the quarter compared with a discontinued loss of $12 million, which includes an estimated after-tax loss on the sale of $17 million, for the same period last year.

Due to its sale, the operations of Progress Rail are reported as discontinued operations in the accompanying financial statements and therefore management does not believe this activity is representative of the ongoing operations of the company.

Impairment of Goodwill

We have monitored the carrying value of our goodwill associated with our Progress Ventures operations in accordance with accounting standards for goodwill. As part of our evaluation of certain business opportunities that may impact the future cash flows of our Georgia Region operations, we performed an interim goodwill impairment test during the first quarter of 2006. As a result of this test, during the three months ended March 31, 2006, we recognized an after-tax goodwill impairment loss of $39 million. Management does not believe this impairment is representative of the ongoing operations of the company.

Cost-Management Restructuring Charge

On Feb. 28, 2005, as part of a previously announced cost-management initiative, Progress Energy approved a workforce restructuring, which resulted in a reduction of approximately 450 positions.
In connection with the cost-management initiative, the company incurred approximately $31 million of estimated future payments for severance benefits in the first quarter of 2005. Due to the nonrecurring nature of the adjustment, management believes it is not representative of the company’s ongoing operations.

* * * *
This earnings announcement, as well as a package of detailed financial information, is available on the company’s Web site at www.progress-energy.com.

Progress Energy’s conference call with the investment community will be held May 9, 2006, at
10 a.m. ET (7 a.m. PT) and will be hosted by Peter Scott, chief financial officer of Progress Energy, Inc., and president and CEO of Progress Energy Service Company. Investors, media and the public may listen to the conference call by dialing 706-634-7167, confirmation code 7798121. If you encounter problems, please contact Al Myers at 919-546-2233. A playback of the call will be available from 1 p.m. ET May 9 through midnight May 23, 2006. To listen to the recorded call, dial 706-645-9291 and enter confirmation code 7798121.

A webcast of the live conference call will be available at www.progress-energy.com. The webcast will be available in Windows Media format. The webcast will be archived on the site for at least 30 days following the call for those unable to listen in real time. A podcast of the event will also be available at www.progress-energy.com.

Members of the media are invited to listen to the conference call and then participate in a media-only question and answer session with Peter Scott starting at 11:30 a.m. ET. To participate in this session, please dial 706-634-7167, confirmation code 8579479.

Progress Energy (NYSE: PGN), headquartered in Raleigh, N.C., is a Fortune 250 diversified energy company with more than 24,500 megawatts of generation capacity and $10 billion in annual revenues. The company's holdings include two electric utilities serving approximately 3 million customers in North Carolina, South Carolina and Florida. Progress Energy also includes nonregulated operations covering merchant generation, energy marketing and natural gas exploration. Progress Energy was the 2005 recipient of the prestigious J.D. Power and Associates Founder’s Award for dedication, commitment and sustained improvement in customer service. For more information about Progress Energy, visit the company's Web site at http://www.progress-energy.com.

This document contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements involve estimates, projections, goals, forecasts, assumptions, risk and uncertainties that could cause actual results or outcomes to differ materially from those expressed in the forward-looking statements. Any forward-looking statement is based on information current as of the date of this report and speaks only as of the date on which such statement is made, and we undertake no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made. Examples of factors that you should consider with respect to any forward-looking statements made throughout this document include, but are not limited to, the following: the impact of fluid and complex laws and regulations, including those relating to the environment and the recently enacted Energy Policy Act of 2005; the financial resources needed to comply with environmental laws; deregulation or restructuring in the electric industry that may result in increased competition and unrecovered or stranded costs; the uncertainty regarding the timing, creation and structure of transmission organizations; weather conditions that directly influence the demand for electricity; the ability to recover through the regulatory process costs associated with future significant weather events; recurring seasonal fluctuations in demand for electricity; fluctuations in the price of energy commodities and purchased power; economic fluctuations and the corresponding impact on our commercial and industrial customers; the ability of our subsidiaries to pay upstream dividends or distributions; the impact on our facilities and businesses from a terrorist attack; the inherent risks associated with the operation of nuclear facilities, including environmental, health, regulatory and financial risks; the anticipated future need for additional baseload generation in our regulated service territories and the accompanying regulatory and financial risks; the ability to successfully access capital markets on favorable terms; our ability to maintain our current credit ratings and the impact on our financial condition and ability to meet our cash and other financial obligations in the event our credit ratings are downgraded below investment grade; the impact that increases in leverage may have on us and our subsidiaries; the impact of derivative contracts used in the normal course of business; the investment performance of our pension and benefit plans; our ability to control costs, including pension and benefit expense, and achieve our cost management targets for 2007; the availability and use of Internal Revenue Code Section 29/45K (Section 29/45K) tax credits by synthetic fuel producers and our continued ability to use Section 29/45K tax credits related to our coal-based solid synthetic fuel businesses; the impact that future crude oil prices may have on the value of our Section 29/45K tax credits including the potential of a reduction in first quarter’s and subsequent period’s earnings resulting from a loss of 2006 generated tax credits in the event that federal tax legislation is not passed providing relief from the current crude oil phase-out formula; our ability to manage the risks involved with the operation of nonregulated plants, including dependence on third parties and related counter-party risks; the ability to manage the risks associated with our energy marketing operations; the outcome of any ongoing or future litigation or similar disputes and the impact of any such outcome or related settlements; and unanticipated changes in operating expenses and capital expenditures. Many of these risks similarly impact our nonreporting subsidiaries.

These and other risk factors are detailed from time to time in our filings with the United States Securities and Exchange Commission (SEC). All such factors are difficult to predict, contain uncertainties that may materially affect actual results and may be beyond our control. New factors emerge from time to time, and it is not possible for management to predict all such factors, nor can it assess the effect of each such factor on us.

# # #
Contacts:

Investor Relations, Bob Drennan, 919-546-7474
Corporate Communications, Garrick Francis, 919-546-6189, or toll-free 877-641-NEWS (6397)

PROGRESS ENERGY, INC.
CONSOLIDATED INTERIM FINANCIAL STATEMENTS
March 31, 2006

UNAUDITED CONSOLIDATED STATEMENTS of INCOME

	Three months ended March 31
(in millions except per share data)	2006	2005
Operating revenues
Electric	$ 1,985	$ 1,783
Diversified business	448	370
Total operating revenues	2,433	2,153
Operating expenses
Utility
Fuel used in electric generation	690	550
Purchased power	229	198
Operation and maintenance	416	406
Depreciation and amortization	228	208
Taxes other than on income	119	117
Other	(2)	-
Diversified business
Cost of sales	405	365
Depreciation and amortization	36	32
Impairment of goodwill	64	−
Gain on the sale of assets	(7)	(4)
Other	23	29
Total operating expenses	2,201	1,901
Operating income	232	252
Other income (expense)
Interest income	17	4
Other, net	(2)	1
Total other income	15	5
Interest charges
Net interest charges	182	165
Allowance for borrowed funds used during construction	(2)	(3)
Total interest charges, net	180	162
Income from continuing operations before income tax and minority interest	67	95
Income tax expense (benefit)	13	(1)
Income from continuing operations before minority interest	54	96
Minority interest in subsidiaries’ (income) loss, net of tax	(7)	8
Income from continuing operations	47	104
Discontinued operations, net of tax	(2)	(11)
Net income	$ 45	$ 93
Average common shares outstanding - basic	249	244
Basic earnings per common share
Income from continuing operations	$ 0.19	$ 0.43
Discontinued operations, net of tax	(0.01)	(0.05)
Net income	$ 0.18	$ 0.38
Diluted earnings per common share
Income from continuing operations	$ 0.19	$ 0.43
Discontinued operations, net of tax	(0.01)	(0.05)
Net income	$ 0.18	$ 0.38
Dividends declared per common share	$ 0.605	$ 0.590

This financial information should be read in conjunction with the Company’s Annual Report to shareholders. These statements have been prepared for the purpose of providing information concerning the Company and not in connection with any sale, offer for sale, or solicitation of an offer to buy any securities.

PROGRESS ENERGY, INC.
UNAUDITED CONSOLIDATED BALANCE SHEETS

(in millions)	March 31	December 31
ASSETS	2006	2005
Utility plant
Utility plant in service	$ 23,035	$ 22,940
Accumulated depreciation	(9,713)	(9,602)
Utility plant in service, net	13,322	13,338
Held for future use	12	12
Construction work in process	964	813
Nuclear fuel, net of amortization	272	279
Total utility plant, net	14,570	14,442
Current assets
Cash and cash equivalents	263	606
Short-term investments	217	191
Receivables, net	1,014	1,099
Inventory	908	859
Deferred fuel cost	474	602
Deferred income taxes	2	50
Assets of discontinued operations	86	225
Prepayments and other current assets	242	209
Total current assets	3,206	3,841
Deferred debits and other assets
Regulatory assets	852	854
Nuclear decommissioning trust funds	1,175	1,133
Diversified business property, net	1,792	1,798
Miscellaneous other property and investments	482	476
Goodwill	3,655	3,719
Intangibles, net	295	302
Other assets and deferred debits	461	477
Total deferred debits and other assets	8,712	8,759
Total assets	$ 26,488	$ 27,042
CAPITALIZATION AND LIABILITIES
Common stock equity
Common stock without par value, 500 million shares authorized, 253 and 252 million shares issued and outstanding, respectively	$ 5,614	$ 5,571
Unearned ESOP shares (2 and 3 million shares, respectively)	(54)	(63)
Accumulated other comprehensive loss	(90)	(104)
Retained earnings	2,527	2,634
Total common stock equity	7,997	8,038
Preferred stock of subsidiaries - not subject to mandatory redemption	93	93
Minority interest	58	43
Long-term debt, affiliate	270	270
Long-term debt, net	10,178	10,176
Total capitalization	18,596	18,620
Current liabilities
Current portion of long-term debt	109	513
Accounts payable	542	676
Interest accrued	164	208
Dividends declared	153	152
Short-term obligations	254	175
Customer deposits	207	200
Liabilities of discontinued operations	33	87
Other current liabilities	743	871
Total current liabilities	2,205	2,882
Deferred credits and other liabilities
Noncurrent income tax liabilities	265	296
Accumulated deferred investment tax credits	160	163
Regulatory liabilities	2,568	2,527
Asset retirement obligations	1,261	1,249
Accrued pension and other benefits	893	870
Other liabilities and deferred credits	540	435
Total deferred credits and other liabilities	5,687	5,540
Commitments and contingencies
Total capitalization and liabilities	$ 26,488	$ 27,042

PROGRESS ENERGY, INC.
UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions)
Three months ended March 31,	2006	2005
Operating activities
Net income	$ 45	$ 93
Adjustments to reconcile net income to net cash provided by operating activities:
Discontinued operations, net of tax	2	11
Impairment of goodwill	64	−
Depreciation and amortization	294	268
Deferred income taxes	35	13
Investment tax credit	(3)	(3)
Tax levelization	16	3
Deferred fuel cost	134	19
Other adjustments to net income	72	50
Cash provided (used) by changes in operating assets and liabilities:
Receivables	154	-
Inventories	(58)	(45)
Prepayments and other current assets	(5)	13
Accounts payable	(109)	46
Other current liabilities	(180)	(156)
Regulatory assets and liabilities	(2)	(57)
Other operating activities	41	(23)
Net cash provided by operating activities	500	232
Investing activities
Gross utility property additions	(304)	(267)
Diversified business property additions	(47)	(40)
Nuclear fuel additions	(52)	(64)
Proceeds from sales of discontinued operations and other assets, net of cash divested	103	398
Purchases of available-for-sale securities and other investments	(538)	(2,012)
Proceeds from sales of available-for-sale securities and other investments	522	1,853
Other investing activities	(11)	(12)
Net cash used in investing activities	(327)	(144)
Financing activities
Issuance of common stock	28	60
Proceeds from issuance of long-term debt, net	397	495
Net increase in short-term indebtedness	79	7
Retirement of long-term debt	(801)	(216)
Dividends paid on common stock	(151)	(145)
Other financing activities	(60)	(38)
Net cash (used in) provided by financing activities	(508)	163
Cash used by discontinued operations
Operating activities	(5)	(18)
Investing activities	(3)	(9)
Financing activities	-	-
Net (decrease) increase in cash and cash equivalents	(343)	224
Cash and cash equivalents at beginning of period	606	56
Cash and cash equivalents at end of the period	$ 263	$ 280

Progress Energy, Inc.
SUPPLEMENTAL DATA - Page S-1
Unaudited

Progress Energy, Inc.
Earnings Variances
First Quarter 2006 vs. 2005

	Regulated Utilities
($ per share)	Carolinas	Florida	Progress Ventures	Corporate and Other Businesses	Core Business		Coal & Synthetic fuels		Consolidated

2005 GAAP earnings	0.47	0.18	0.03	(0.28)	0.40		(0.02)		0.38
Intraperiod tax allocation				0.01	0.01	A			0.01
CVO mark-to-market					-				-
Discontinued operations				0.05	0.05	B			0.05
Severance costs	0.04	0.03			0.07	C	0.01		0.08
2005 ongoing earnings	0.51	0.21	0.03	(0.22)	0.53		(0.01)		0.52

Weather - retail	(0.04)	-			(0.04)				(0.04)
Other retail - growth and usage	(0.01)	0.01			-				-
Wholesale	0.05	(0.01)			0.04	D			0.04
Retail revenue sharing		0.01			0.01				0.01

O&M	(0.11)	0.02			(0.09)	E			(0.09)

Other		0.01			0.01	F			0.01

Interest charges	(0.01)	(0.02)		(0.01)	(0.04)	G			(0.04)

Net diversified business			(0.01)	0.05	0.04	H	0.07	I	0.11

Taxes	(0.03)	(0.02)		0.05	-	J			-

Share dilution	(0.01)				(0.01)				(0.01)

2006 ongoing earnings	0.35	0.21	0.02	(0.13)	0.45		0.06		0.51
Intraperiod tax allocation	(0.01)			(0.05)	(0.06)	A			(0.06)
CVO mark-to-market				(0.10)	(0.10)	K			(0.10)
Discontinued operations				0.07	0.07	B	(0.08)		(0.01)
Impairment of goodwill			(0.16)		(0.16)	L			(0.16)
2006 GAAP earnings	0.34	0.21	(0.14)	(0.21)	0.20		(0.02)		0.18

Corporate and Other Businesses includes Progress Telecom, Progress Rail, other small subsidiaries, Holding Company interest expense, CVO mark-to-market, intraperiod tax allocations, purchase accounting transactions and corporate eliminations.

A -	Intraperiod income tax allocation impact, related to cyclical nature of energy demand/earnings and timing of synthetic fuel tax credits.
B -
Discontinued operations from 1) sale of Progress Rail to One Equity Partnership LLC finalized on March 24, 2005, 2) classification of coal mining operations as discontinued operations and 3) sale of Progress Telecom to Level 3 Communications, Inc. on March 20, 2006.

C -	Severance costs recorded in the first quarter 2005 associated with the cost management initiative and voluntary enhanced retirement program.
D -	Carolinas - Wholesale favorable primarily due to favorable excess generation margin and increased wholesale contract sales.
Florida - Wholesale unfavorable primarily due to expiration of contracts.
E -	Carolinas - O&M unfavorable primarily due to an increase in estimated environmental remediation costs and increased outage costs at nuclear facilities.
Florida - O&M favorable primarily due to reduced worker's compensation expense and lower power operation costs due to plant outages and lower labor costs.
F -	Florida - Favorable primarily due to higher interest income on unrecovered storm costs and short-term investments.
G -
Carolinas - Unfavorable primarily due to the net impact of 2005 debt issuances and redemptions and the impact of higher variable interest rates on pollution control bonds, partially offset by a decrease in short-term borrowings.

Florida - Unfavorable primarily due to higher long term debt balances primarily related to under-recovered storm and fuel costs.
H -	Progress Ventures - Unfavorable primarily due to adverse contract margins, partially offset by increased gas production volume and favorable gas prices.
Corporate and Other - Favorable primarily due to gain on sale of Level 3 stock received as part of the Progress Telecom sale.
I -
Coal and Synthetic Fuels - Coal terminals favorable primarily due to restructuring of a long-term coal supply agreement and gain on sale of Dixie Fuels. Synthetic Fuels favorable primarily due to inflation adjustment recorded for 2005 and Q1 2006 tax credits and prior year reversal of tax credits from the sale of Progress Rail. These items were partially offset by lower production and recording only 53% of the tax credits associated with Q1 2006 production due to the potential for a phase-out of 2006 tax credits from high oil prices.

J -	Carolinas - Unfavorable primarily due to prior year allocation of tax benefit not related to holding company acquisition interest expense.
Florida - Unfavorable primarily due to prior year allocation of tax benefit not related to holding company acquisition interest expense.
Corporate and Other - Favorable primarily due to no longer allocating the tax benefit not associated with acquisition interest expense to subsidiaries due to the repeal of PUHCA.
K -	Impact of change in market value of outstanding CVOs.
L -	Progress Ventures - Impairment of goodwill associated with CCO's nonregulated plants in Georgia.

Progress Energy, Inc.
SUPPLEMENTAL DATA - Page S-2
Unaudited
	Three Months Ended March 31, 2006			Three Months Ended March 31, 2005			Percentage Change From March 31, 2005
Utility Statistics	Carolinas	Florida	Total Progress Energy	Carolinas	Florida	Total Progress Energy	Carolinas	Florida

Operating Revenues (in millions)
Retail
Residential	$376	$506	$882	$374	$431	$805	0.5%	17.4%
Commercial	226	245	471	215	201	416	5.1	21.9
Industrial	163	83	246	149	63	212	9.4	31.7
Governmental	20	66	86	19	53	72	5.3	24.5
Provision for retail revenue sharing	-	1	1	-	(2)	(2)	-	-
Total Retail	$785	$901	$1,686	$757	$746	$1,503	3.7	20.8
Wholesale	192	69	261	174	73	247	10.3	(5.5)
Unbilled	(27)	1	(26)	(19)	(5)	(24)	-	-
Miscellaneous revenue	28	36	64	23	34	57	21.7	5.9
Total Electric	$978	$1,007	$1,985	$935	$848	$1,783	4.6%	18.8%

Energy Sales (millions of kWh)
Retail
Residential	4,417	4,311	8,728	4,672	4,347	9,019	(5.5)%	(0.8)%
Commercial	3,052	2,550	5,602	3,080	2,571	5,651	(0.9)	(0.8)
Industrial	2,933	1,006	3,939	2,931	940	3,871	0.1	7.0
Governmental	320	721	1,041	327	709	1,036	(2.1)	1.7
Total Retail	10,722	8,588	19,310	11,010	8,567	19,577	(2.6)	0.2
Wholesale	3,958	1,007	4,965	3,938	1,338	5,276	0.5	(24.7)
Unbilled	(378)	(150)	(528)	(303)	(103)	(406)	-	-
Total Electric	14,302	9,445	23,747	14,645	9,802	24,447	(2.3)%	(3.6)%

Energy Supply (millions of kWh)
Generated -steam	7,510	4,352	11,862	7,424	4,769	12,193
nuclear	6,119	1,350	7,469	5,992	1,707	7,699
combustion turbines/combined cycle	230	1,778	2,008	532	1,731	2,263
hydro	189	-	189	226	-	226
Purchased	900	2,470	3,370	1,059	2,206	3,265
Total Energy Supply (Company Share)	14,948	9,950	24,898	15,233	10,413	25,646

Impact of Weather to Normal on Retail Sales
Heating Degree Days - Actual	1,534	289		1,694	300		(9.4)%	(3.7)%
- Normal	1,672	360		1,666	360

Cooling Degree Days - Actual	15	211		5	184		200.0%	14.7%
- Normal	11	207		11	207

Impact of retail weather to normal on EPS	($0.03)	($0.03)	($0.06)	$0.00	($0.03)	($0.03)

Financial Statistics

	March 31, 2006	March 31, 2005
Return on average common stock equity (12 months ended)	8.2%	9.7%
Book value per common share	$32.05	$31.27
Capitalization
Common stock equity	42.2%	41.1%
Preferred stock of subsidiary and minority interest	0.8%	0.7%
Total debt	57.0%	58.2%
Total Capitalization	100.0%	100.0%

2005 Impact of Severance Charges

($ in millions)	Three months ended March 31, 2005 Impact
Line of Business	Pre-tax	After-tax
Progress Energy Carolinas	$14	$8
Progress Energy Florida	$14	$8
Progress Ventures	$1	$1
Corporate and Other	-	-
Coal and Synthetic fuels	$2	$1
Total	$31	$18